UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2017

INOVALON HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36841	47-1830316
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4321 Collington Road Bowie, Maryland	20716
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 809-4000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

The disclosure contained in Item 5.02 of this Current Report on Form 8-K pertaining to Joseph R. Rostock’s Amended & Restated Employment Agreement, dated December 3, 2014, with Inovalon Holdings, Inc. (the “Company”), is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 28, 2017, Joseph R. Rostock’s employment as the Company’s Chief Technology Officer ended.  Mr. Rostock will remain an employee of the Company through May 12, 2017 to assist in the transition of his functions to members of the Company’s Technology Department.

As a result of Mr. Rostock no longer being employed by the Company, the employment-related provisions of his Amended and Restated Employment Agreement, dated December 3, 2014, with the Company will be deemed terminated as of May 12, 2017.  Mr. Rostock’s Amended and Restated Employment Agreement provides for the principal terms and conditions of his employment with the Company, including base salary, an indication of eligibility for an annual bonus opportunity, participation in the Company’s employee benefit plans as may be in effect from time to time, paid time off, and reimbursement of reasonable business expenses.

Pursuant to Mr. Rostock’s Amended and Restated Employment Agreement, in connection with his departure, Mr. Rostock will receive a severance payment in the amount of $147,461.54, less applicable taxes and withholding and payable in accordance with the Company’s payroll practices, and subject to his execution of the Company’s standard form of separation and release agreement.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INOVALON HOLDINGS, INC.

Dated: April 3, 2017	By:	/s/ KEITH R. DUNLEAVY, M.D.
Keith R. Dunleavy, M.D.
Chief Executive Officer and Chairman

3